Exhibit 10.5

EXECUTION COPY

June 3, 2009

Jeffrey Solomon

At the address last on the records of Ramius

Dear Jeff:

As you know, Cowen Group, Inc. (“Cowen”) has entered into a Transaction Agreement and Agreement and Plan of Merger (the “Transaction Agreement”) with LexingtonPark Parent Corp. (the “Company”), Lexington Merger Corp., Park Exchange LLC (the “Exchange Sub”), and Ramius LLC (“Ramius”), pursuant to which, among other things, Cowen will become a wholly owned subsidiary of the Company, and Exchange Sub will acquire substantially all of the assets and assume all of the liabilities of Ramius (collectively, the “Transaction”).  The Company and the Exchange Sub desire to have your continued dedication and service pending and following the Transaction.  Accordingly, we are pleased to offer you continued employment with the Company and its subsidiaries, and we look forward to continuing our mutually rewarding and beneficial relationship.  This letter agreement (the “Agreement”) will outline the terms of your continued employment.  This Agreement will become effective upon the Effective Time (as defined in the Transaction Agreement) (the “Effective Date”) and, as more fully set forth below, shall, as of the Effective Date, supersede any and all prior employment agreements and letters concerning your employment with Ramius and its subsidiaries, including, without limitation the Employment Agreement by and between Ramius and you, dated as of September 30, 2004 (the “Previous Employment Agreement”).

1.             Term.  This Agreement provides the details of the terms of your employment from and following the Effective Date until termination of your employment (the “Term”), and certain other terms and conditions of your employment with the Company and its subsidiaries that continue beyond the Term unless otherwise specified.

2.             Position.  You shall be employed as Executive Managing Director of the Company and shall report directly to the Chief Executive Officer of the Company, and you shall also be appointed, on the Effective Date, to serve as a member and Chairman of the Company’s Operating Committee.  You shall have the duties, responsibilities and authority commensurate with your title and position.  You shall continue to be subject to, and must comply with, all policies and procedures applicable to employees of the Exchange Sub, as now existing or as may be modified or supplemented from time to time by the Exchange Sub.

3.             Compensation and Benefits.

(a)           Base Salary.  You will be paid a base salary at the rate of not less than Four Hundred Thousand Dollars ($400,000) per annum (“Base Salary”), payable in accordance with the Company’s prevailing payroll practices but no less frequently than monthly.  The term Base Salary as utilized in this Agreement shall refer to Base Salary as in effect from time to time, including any increases.  Except as otherwise provided in this Agreement, any obligation to pay your Base Salary will cease upon the termination of your employment.

(b)           Annual Bonus.  For each calendar year during which you are employed by the Exchange Sub, you shall be entitled to earn an annual performance-based bonus pursuant to a Company bonus plan as determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).  The total annual bonus that may be earned by you for any calendar year is referred to herein as the “Annual Bonus.”  Your Annual Bonus shall be determined by the Compensation Committee consistently with and on the same basis as, and shall have terms and conditions no less favorable than those that apply to, other similarly situated executives of the Company, provided that you shall be entitled to a minimum Annual Bonus equal to Two Hundred Thousand Dollars ($200,000) for each completed calendar year ending during the Term (excluding any Notice Period, as defined below, upon a voluntary termination without Good Reason, as defined below).  Your Annual Bonuses may, at the discretion of the Compensation Committee, and consistent with similarly situated executives of the Company, include a certain percentage of restricted securities, other stock or security-based awards or deferred cash or other deferred compensation.

(c)           Benefits.  During the Term, you will be entitled to employee benefits, fringe benefits and perquisites consistent with, and on the same basis as, similarly situated executives of the Company, subject to the terms of the Transaction Agreement, including, without limitation, the provisions contained in Section 7.6 thereof.

(d)           Expense Reimbursement.  During the Term, the Company shall reimburse you for all reasonable expenses incurred by you in the performance of your duties in accordance with the Company’s policies applicable to similarly situated executives of the Company.  All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).

(e)           Vacation.  During the Term, you shall be eligible for paid-time off in accordance with the Company’s vacation policy.

4.             Termination of Employment.

(a)           By the Company Other than for Death, Disability or for Cause; By You for Good Reason.  If your employment is terminated (i) by the Company for any reason other than due to (x) your death or Disability (as defined below) or (y) for Cause (as defined below) or (ii) by you upon resignation for Good Reason (as defined below), you shall be entitled to receive (A) that portion of your Base Salary earned, but unpaid as of the date of termination, paid within thirty (30) days of the date of your termination, (B) any Annual Bonus earned by you for a prior completed calendar year to the extent not theretofore paid and not theretofore deferred (with any such deferred amounts to be paid in accordance with and at the times set forth in the applicable deferral arrangement) paid at the same time as all other Company annual bonuses are paid for the year in which your employment terminates, but in no event later than March 15 of the calendar year following the year in which your employment terminates (the amounts described in clauses (A) and (B), and the times at which such amounts are paid, shall be hereinafter referred to as the “Accrued Obligations”), (C) you shall be entitled to receive a lump sum cash payment (the “Separation Payment”) equal to two (2) times the sum of (x) your Base Salary as of the end of the calendar year immediately preceding the calendar year in which such termination occurs, and (y) the cash portion of your Annual Bonus in respect of the calendar year immediately preceding the calendar year in which such termination occurs, and (D) (1) any outstanding equity awards (including awards held by you pursuant to the Ramius LLC Employee Ownership Program) shall become fully vested and exercisable and any restrictions thereon shall lapse effective as of your date of termination (provided that any delays in payment or settlement set forth in such grant or award agreements that are required under Section 409A shall remain effective) and (2) any stock options outstanding as of your date of termination shall remain exercisable for the remainder of the respective terms of such stock options (taking into account any provisions of the equity incentive plan or option agreements that cause them to expire or be replaced in connection with changes in control or similar events) (clauses (1) and (2) collectively referred to herein as the “Equity Benefits”).  In order to receive the Separation Payment, you will also be required to sign a Settlement Agreement and Release of the Company in a form customarily used by the Company, which will include a general release of known and unknown claims, provisions relating to return of Company property and non-disparagement and a requirement to cooperate regarding any future litigation (the “Release”) within fifty-two (52) days of the date of termination of your employment (or such earlier time as may be permissible under the Release taking into account any revocation period).  The Separation Payment shall be paid to you within ten (10) days following the expiration of the revocation period applicable to the Release, and in no event later than sixty (60) days of the date of termination of your employment, assuming you have signed, returned to the Company and not revoked the Release.

(b)           Death or Disability.  Your employment shall terminate on your death.  If you become “Disabled,” the Company may terminate your employment by giving you thirty (30) days’ written notice of its intention to do so unless you return to full-time performance of your duties within such thirty (30)-day period.  “Disabled” and “Disability,” as used herein, shall mean your inability to perform the essential duties and responsibilities of your job with or without reasonable accommodation, for a continuous period of ninety (90) days or more, or for one hundred twenty (120) days or more in a twelve (12)-month period, due to a physical or mental condition.  Disputes on the issues of Disability shall be determined by an impartial, reputable physician agreed upon by the parties or their respective doctors.  Upon termination under this paragraph 4(b), you or your estate shall be entitled to receive (i) the Accrued Obligations and (ii) the Equity Benefits.

(c)           Termination for Cause.  The Company may terminate your employment with or without Cause.  Upon termination of employment for Cause, you shall be entitled to receive only that portion of your Base Salary earned, but unpaid, as of the date of termination, payable no later than thirty (30) days after your date of termination.  For purposes of this Agreement, “Cause” shall mean the occurrence of an event set forth in clauses (i) through (iv) below as determined by the Company in good faith:

(i)            your conviction of any crime (whether or not related to your duties at the Company), with the exception of minor traffic offenses;

(ii)           fraud, dishonesty, gross negligence or substantial misconduct in the performance of your duties and responsibilities of your employment;

(iii)          your material violation of or failure to comply with the Company’s internal policies or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over the Company;

(iv)          your failure to perform the material duties of your position.

In the case of clauses (ii) through (iv) above, to the extent your alleged breach is reasonably subject to cure, your employment shall not be terminated for Cause unless and until you have been given written notice and shall have failed to correct any such violation, failure or refusal to follow instructions within ten (10) business days of such notice.

(d)           Termination By You without Good Reason.  You may terminate your employment with or without “Good Reason”.  Upon termination of your employment by you without Good Reason, you shall be entitled to receive only that portion of your Base Salary earned, but unpaid, as of the effective date of termination, payable no later than thirty (30) days after the effective date of termination.  For purposes of this Agreement, “Good Reason” shall mean:

(i)            any requirement that your services during the Term be rendered primarily at a location or locations other than the Company’s offices in New York, New York;

(ii)           a material diminution by the Company of your roles and responsibilities as the Executive Managing Director of the Company;

(iii)          any change in your reporting relationship such that you no longer report directly to the Chief Executive Officer of the Company; or

(iv)          any material breach of this Agreement by the Company.

In order to invoke a termination for Good Reason, you must provide written notice to the Company of the existence of the conditions giving rise to such “Good Reason” within ninety (90) days following your knowledge of the initial existence of such condition or conditions, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition.  In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, you must deliver notice to the Company of your intention to terminate employment, if at all, within ninety (90) days following the Cure Period in order for such termination to constitute a termination for Good Reason.

(e)           Further Effect of Termination on Board and Officer Positions.  If your employment ends for any reason, you agree that you will cease immediately to hold any and all officer or director positions you then have with the Company or any subsidiary, absent a contrary direction from the Board of Directors of the Company (which may include either a request to continue such service or a direction to cease serving upon notice without regard to whether your employment has ended).  You hereby irrevocably appoint the Company to be your attorney-in-fact to execute any documents and do anything in your name to effect your ceasing to serve as a director and officer of the Company and any subsidiary, should you fail to resign following a request from the Company to do so.  A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so.

(f)            No Mitigation; Offset.  In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and such amounts shall not be reduced whether or not you obtain other employment.  In the event of your termination of employment, the Company may offset, to the fullest extent permitted by law, any amounts due to the Company from you, or advanced or loaned to you by the Company, from any monies owed to you or your estate by reason of your termination, except to the extent such withholding or offset is not permitted under Section 409A without the imposition of additional taxes or penalties on you.

5.             Notice of Termination.  You shall not voluntarily terminate your employment relationship with the Company or any of its affiliates without Good Reason (including, due to retirement) without first giving the Company at least one hundred eighty (180) days’ prior written notice of the effective date of your retirement, resignation or other termination (the “Notice Period”).  Such written notice shall be sent by certified mail to the General Counsel of the Company at the Company’s primary New York address.  The Company retains the right to waive the notice requirement in whole or in part or to place you on paid leave for all or part of the Notice Period.  In the alternative, at any time after you give notice, the Company may, but shall not be obligated to, provide you with work and (a) require you to comply with such conditions as it may specify in relation to transitioning your duties and responsibilities; (b) assign you other duties; or (c) withdraw any powers vested in, or duties assigned to you.  You and the Company shall take all steps necessary (including with regard to any post-termination services by you) to ensure that any termination of your employment described in this Agreement constitutes a “separation from service” within the meaning of Section 409A, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “date of termination of your employment.”

6.             Non-Solicitation.  While employed and for a period of one (1) year following your date of termination for any reason whatsoever, you shall not, without the prior written consent of the Company, directly or indirectly:  (a) solicit or induce, or cause others to solicit or induce, any employees of the Company to leave the Company or in any way modify their relationship with the Company; (b) hire or cause others to hire any employees of the Company; (c) encourage or assist in the hiring process of any employees of the Company or in the modification of any such employee’s relationship with the Company, or cause others to participate, encourage or assist in the hiring process of any employees of the Company; or (d) directly or indirectly solicit the trade or patronage of any clients or customers or any prospective clients or customers of the Company with respect to any investment banking or alternative investment products, services, trade secrets or other investment banking or alternative investment product matters in which the Company is active, which includes, but is not limited to, investment banking, hedge fund and private equity investments, sales and trading and/or research.  For purposes of paragraphs 6, 7, 8, and 9 of this Agreement, Company shall mean the Company and its controlled affiliates. This provision shall survive the expiration of the Term.

7.             Non-Competition.  During the Term (including any applicable Notice Period), you may not, anywhere in the United States or elsewhere in the world, directly or indirectly, be employed by, assist or otherwise be affiliated with any Competitor of the Company.  For purposes of this Agreement, “Competitor” of the Company shall mean any public or private investment banking or commercial banking firm, as well as any firm engaging in alternative investment strategies, including hedge fund and private equity fund investments, as well as any of such firms’ subsidiaries or controlled affiliates; provided, that ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

8.             Non-Disclosure of Confidential Information.  You shall not at any time, whether during your employment or following the termination of your employment, for any reason whatsoever, directly or indirectly, disclose or furnish to any entity, firm, corporation or person, except as otherwise required by law or in the direct performance of your duties, any confidential or proprietary information of the Company with respect to any aspect of its operations, business or clients.  “Confidential or proprietary information” shall mean information generally unknown to the public to which you gain access by reason of your employment by the Company and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, sales, trading and financial data and strategies, operational costs, and employment benefits and compensation.  This provision shall survive the expiration of the Term.

9.             Company Property.  All records, files, memoranda, reports, customer information, client lists, documents and equipment relating to the business of the Company, which you prepare, possess or come into contact with while you are an employee of the Company, shall remain the sole property of the Company. You agree that upon the termination of your employment, you shall provide to the Company all documents, papers, files or other material in your possession and under your control that are connected with or derived from your services to the Company.  You agree that the Company owns all work product, patents, copyrights and other material produced by you during your employment with the Company.  This provision shall survive the expiration of the Term.

10.           Injunctive Relief.  In the event of a breach by you of your obligations under this Agreement, the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  You acknowledge that the Company shall suffer irreparable harm in the event of a breach or prospective breach of paragraphs 6, 7, 8, and/or 9 hereof and that monetary damages would not be adequate relief.  Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in New York County, or in any state in which you reside.  This provision shall survive the expiration of the Term.

11.           Arbitration.  Any and all disputes arising out of or relating to your employment or the termination of your employment pursuant to this Agreement, including any statutory claims based on alleged discrimination, will be submitted to and resolved exclusively by the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules and Mediation Procedures.  The arbitration shall be held in the City of New York.  The Company and you each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.  The arbitration award shall be binding upon both parties, and judgment upon the award may be entered in a court of competent jurisdiction.

12.           Severability.  Should any provision herein be rendered or declared legally invalid or unenforceable by a court of competent jurisdiction or by the decision of an authorized governmental agency, invalidation of such part shall not invalidate the remaining portions thereof.

13.           Complete Agreement.  The provisions herein contain the entire agreement and understanding of the parties regarding compensation and your employment and shall, as of the Effective Date, fully supersede any and all prior agreements, representations, promises or understandings, written or oral, between them pertaining to the subject matter, including, without limitation the Previous Employment Agreement.  In the event that either (i) the Transaction is not consummated, (ii) the Transaction Agreement is terminated in accordance with its terms, or (iii) your employment with Ramius has terminated prior to the Effective Date, this Agreement shall be null and void ab initio and of no further force and effect.  The provisions of this Agreement may not be changed or altered except in writing signed by you and a duly authorized agent of the Company.

14.           Choice of Law.  The interpretation and application of the terms herein, and your employment relationship at the Company, shall be governed by the laws of the State of New York without regard to principles of conflict of laws.

15.           No Waiver.  Any failure by either party to exercise its rights to terminate this offer or to enforce any of its provisions shall not prejudice such party’s rights of termination or enforcement for any subsequent or further violations, breaches or defaults by the other party.  A waiver of any provision of this Agreement shall not be valid or effective unless memorialized in writing and signed by both parties to this Agreement.

16.           Assignment.  The rights and obligations of the Company under this Agreement will be transferable, and all of its covenants and agreements will be binding upon and be enforceable by its successors and assigns.  You may not assign your rights under this Agreement and the terms and conditions stated herein.

17.           Tax Compliance.  The Company or any of its applicable affiliates shall withhold from any amounts payable or provided under this Agreement such federal, state or local taxes as shall be required to be withheld under any applicable law or regulation and other required or applicable deductions.  If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your separation from service (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company or any of its applicable affiliates in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”), except as Section 409A may then permit.  The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.  If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of your estate on the first to occur of the New Payment Date and thirty (30) days after the date of your death.  For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  Neither the Company nor any of its applicable affiliates nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.  All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (a) in no event shall reimbursements to you under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that you shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (b) the amount of in-kind benefits that you are entitled to receive in any given calendar year shall not affect the in-

kind benefits that you are entitled to receive in any other calendar year; (c) your right to such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (d) in no event shall your entitlement to such reimbursements or such in-kind benefits apply later than your remaining lifetime (or if longer, through the twentieth (20th) anniversary of the Effective Date).  This Agreement is intended to comply with the provisions of Section 409A and shall, to the extent practicable, be construed in accordance therewith.  In no event shall a tax gross-up payment be paid later than the end of the year following the year that the related taxes, or taxes on the underlying income or imputed income, are remitted to the applicable taxing authority. Terms defined in this Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.  In any event, neither the Company nor any of its affiliates makes any representations or warrant and shall have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of Section 409A.

18.           Survivorship.  Upon the expiration or other termination of this Agreement or your employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

Please indicate your acceptance of these terms by signing and returning one copy of this Agreement.  The second copy is for your records.

Sincerely,

PARK EXCHANGE LLC

By:	/s/ Jeffrey Solomon
Name: Jeffrey Solomon
Title: Manager

By:	/s/ J. Kevin McCarthy
Name: J. Kevin McCarthy
Title: Manager

ACKNOWLEDGED AND AGREED:

LexingtonPark Parent Corp.

By:	/s/ Jeffrey Solomon
Name: Jeffrey Solomon
Title: President

By:	/s/ J. Kevin McCarthy
Name: J. Kevin McCarthy
Title: Treasurer

ACKNOWLEDGED AND AGREED (solely in respect of that portion of the Equity Benefits relating to the Ramius Employee Ownership Program):

Ramius LLC
By: C4S & Co., L.L.C., its managing member

By:	/s/ Peter A. Cohen
Name: Peter A. Cohen
Title: Managing Member

[Signature Page to Solomon Employment Letter]

AGREED AND ACCEPTED:

Signed:	/s/ Jeffrey Solomon
Jeffrey Solomon

Date:	June 3, 2009

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